UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Liquidmetal Technologies
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     53634X
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_]             Rule 13d-1(b)

              [X]             Rule 13d-1(c)

              [_]             Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


================================================================================
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Ricardo Salas
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    2,428,267(1)
            SHARES        ------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY                    322,581
             EACH         ------------------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
            PERSON                     2,428,267(1)
             WITH         ------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       322,581
--------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,750,848(1)
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                     [_]

--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.7%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
================================================================================


                               Page 2 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


             Item 1(a).       Name of Issuer:
             ---------        --------------

                              Liquidmetal Technologies

             Item 1(b).       Address of Issuer's Principal Executive Offices:
             ---------        -----------------------------------------------

                              100 N. Tampa St., Suite 3150, Tampa, Florida 33602

             Item 2(a).       Name of Person Filing:
             ---------        ---------------------

                              Ricardo Salas

             Item 2(b).       Address of Principal Business Office or, if none,
             ---------        -------------------------------------------------
                              Residence:
                              ---------

                              4300 West Cypress Street, Suite 900, Tampa,
                              Florida 33607

             Item 2(c).       Citizenship:
             ---------        -----------

                              United States

             Item 2(d).       Title of Class of Securities:
             ---------        ----------------------------

                              Common Stock

             Item 2(e).       CUSIP Number:
             ---------        ------------

                              53634X

             Item 3.          If this statement is filed pursuant to Rules
             ------           --------------------------------------------
                              13d-1(b), or 13d-2(b) or (c), check whether the
                              -----------------------------------------------
                              person filing is a:
                              ------------------

                              N/A

             Item 4.          Ownership (as of December 31, 2002)
             ------           -----------------------------------

                              (a) Amount Beneficially Owned: 2,750,848(1)

                              (b) Percent of Class: 6.7%


                               Page 3 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


                              (c) Number of shares as to which such person has:

                                  (i)    sole power to vote or to direct the
                                         vote:

                                         2,428,267(1)

                                  (ii)   shared power to vote or to direct the
                                         vote:

                                         322,581*

                                  (iii) sole power to dispose or to direct the disposition of:

                                         2,428,267(1)

                                  (iv)   shared power to dispose or to direct
                                         the disposition of:

                                         322,581*

                              *These are shares that the reporting person does not yet own but has the right to acquire (jointly with another person) pursuant to Rule 13d-3 upon the exercise of outstanding stock options.

             Item 5.          Ownership of Five Percent or Less of a Class.
             ------           --------------------------------------------

                              N/A

             Item 6.          Ownership of More than Five Percent on Behalf of
             ------           ------------------------------------------------
                              Another Person.
                              --------------

                              N/A

             Item 7.          Identification and Classification of the
             ------           ----------------------------------------
                              Subsidiary Which Acquired the Security Being
                              --------------------------------------------
                              Reported on By the Parent Holding Company.
                              -----------------------------------------

                              N/A

             Item 8.          Identification and Classification of Members of
             ------           -----------------------------------------------
                              the Group. See Exhibit A for the identity of the
                              ------------------------------------------------
                              group members filing this schedule.
                              ----------------------------------

             Item 9.          Notice of Dissolution of Group.
             ------           ------------------------------

                              N/A

(1) See Exhibit A.


                               Page 4 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

             Item 10.         Certification.
             -------          -------------

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 2003
         -------------------------
         Date


         /s/ Ricardo Salas
         -------------------------
         [Signature]


         Ricardo Salas
         -------------------------
         [Name/Title]




                               Page 5 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


================================================================================
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Alice H. Salas
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    2,266,976(2)
            SHARES        ------------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
            PERSON                     2,266,976(2)
             WITH         ------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,266,976(2)
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                     [_]

--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.5%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
================================================================================


                               Page 6 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

             Item 1(a).       Name of Issuer:
             ---------        --------------

                              Liquidmetal Technologies

             Item 1(b).       Address of Issuer's Principal Executive Offices:
             ---------        -----------------------------------------------

                              100 N. Tampa St., Suite 3150, Tampa, Florida 33602

             Item 2(a).       Name of Person Filing:
             ---------        ---------------------

                              Alice H. Salas

             Item 2(b).       Address of Principal Business Office or, if none,
             ---------        -------------------------------------------------
                              Residence:
                              ---------

                              4300 West Cypress Street, Suite 900, Tampa,
                              Florida 33607

             Item 2(c).       Citizenship:
             ---------        -----------

                              United States

             Item 2(d).       Title of Class of Securities:
             ---------        ----------------------------

                              Common Stock

             Item 2(e).       CUSIP Number:
             ---------        ------------

                              53634X

             Item 3.          If this statement is filed pursuant to Rules
             ------           --------------------------------------------
                              13d-1(b), or 13d-2(b) or (c), check whether the
                              -----------------------------------------------
                              person filing is a:
                              ------------------

                              N/A

             Item 4.          Ownership (as of December 31, 2002)
             ------           -----------------------------------

                              (a) Amount Beneficially Owned: 2,266,976(2)
                              (b) Percent of Class: 5.5%


                               Page 7 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------


                              (c) Number of shares as to which such person has:

                                  (i)    sole power to vote or to direct the
                                         vote:

                                         2,266,976(2)

                                  (ii)   shared power to vote or to direct the
                                         vote:

                                         0

                                  (iii) sole power to dispose or to direct the disposition of:

                                         2,266,976(2)

                                  (iv)   shared power to dispose or to direct
                                         the disposition of:

                                         0

             Item 5.          Ownership of Five Percent or Less of a Class.
             ------           --------------------------------------------

                              N/A

             Item 6.          Ownership of More than Five Percent on Behalf of
             ------           ------------------------------------------------
                              Another Person.
                              --------------

                              N/A

             Item 7.          Identification and Classification of the
             ------           ----------------------------------------
                              Subsidiary Which Acquired the Security Being
                              --------------------------------------------
                              Reported on By the Parent Holding Company.
                              -----------------------------------------

                              N/A

             Item 8.          Identification and Classification of Members of
                              -----------------------------------------------
                              the Group.
                              ---------

                              See Exhibit A for the identity of the members filing this schedule.

             Item 9.          Notice of Dissolution of Group.
             ------           ------------------------------

                              N/A
(2) See Exhibit A.



                               Page 8 of 11 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

             Item 10.         Certification.
             -------          -------------

                              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 2003
         -------------------------
         Date


         /s/  Alice H. Salas
         -------------------------
         [Signature]


         Alice H. Salas
         -------------------------
         [Name/Title]




                               Page 9 of 11 Pages

                                    EXHIBIT A

         Note 1
         ------

         1. The shares reported in this Schedule 13G as beneficially owned by Ricardo Salas ("Mr. Salas") do not include (i) 2,077,334 shares of Liquidmetal Technologies common stock held as of 12/31/02 by The J. Holdsworth Capital Ltd. 2003 Irrevocable Trust (the "Holdsworth Shares") and (ii) 2,868,233 shares of Liquidmetal Technologies common stock held as of 12/31/02 by The Wesley Investments, Inc. 2003 Irrevocable Trust (the "Wesley Shares"). The Holdsworth Shares and the Wesley Shares have been reported in a separate Schedule 13G filed with the Securities and Exchange Commission.

         2. On January 17, 2003, the trusts listed above were terminated and the Holdsworth Shares were distributed to J. Holdsworth Capital Ltd. ("Holdsworth") and the Wesley Shares were distributed to Wesley Investments, Inc. ("Wesley").

         3. Holdsworth and Wesley each are owned by four shareholders, with each such shareholder owning 25% of its outstanding stock. Mr. Salas is one of the shareholders owning 25% of each of Holdsworth and Wesley.

         4. As no single shareholder exercises veto power over Holdsworth's and Wesley's actions, beneficial ownership of the Holdsworth Shares and the Wesley Shares have not been attributed to Mr. Salas.

         Note 2
         ------

         1. Alice H. Salas is the trustee of The Ricardo A. Salas 2003 Irrevocable Trust (the "Salas Trust"):

                   A. The settlor of which is Mr. Salas; and

                   B. Which acquired 2,266,976 shares of Liquidmetal Technologies common stock contributed by Mr. Salas.

         2. Alice H. Salas has sole voting and investment power over the shares held in the Salas Trust.

         3. On January 31, 2003, the Salas Trust was terminated and distributed to Mr. Salas 2,266,976 shares of Liquidmetal Technologies common stock. Because Mr. Salas had the right to acquire all of the shares held by the Salas Trust within 60 days of December 31, 2002, Mr. Salas also has reported beneficial ownership over the shares held by the Salas Trust.

         4. The shares reported in this Schedule 13G as beneficially owned by Alice H. Salas do not include the Holdsworth Shares held as of 12/31/02 by The J. Holdsworth Capital Ltd. 2003 Irrevocable Trust and the Wesley Shares held as of 12/31/02 by The Wesley Investments, Inc. 2003 Irrevocable Trust. Alice H. Salas was the trustee of each of these trusts, and the shares held by these trusts have been reported in a separate Schedule 13G filed with the Securities and Exchange Commission.


                              Page 10 of 11 Pages

                                    EXHIBIT B

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the common stock of Liquidmetal Technologies and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing.

Date:    February 14, 2003


         Ricardo Salas

         /s/ Ricardo Salas
         -------------------------
         [Signature]

         Alice Salas

         /s/ Alice Salas
         -------------------------
         [Signature]







                              Page 11 of 11 Pages